[EQUITY ONE LETTERHEAD]


                                                    March 11, 1998


The Chase Manhattan Bank     AMBAC Indemnity Corp.     Equity One ABS, Inc.
450 West 33rd Street         One State Street Plaza    103 Springer Bldg.
15th Floor                   18th Floor                3411 Silverside Road
New York, NY 10001           New York, NY 10004        Wilmington, DE 19810
Attn: Norma Catone,          Attn: Warren Tong, VP
Account Officer


RE: Pooling and Servicing Agreement dated as of June 1, 1997
    (the "Agreement") for Equity One ABS, Inc.
    Mortgage Pass-Through Certificates, Series 1997-1
    -------------------------------------------------

Ladies and Gentlemen:

     Pursuant to the provisions of the Agreement, I, Joseph Corvaia, Vice President of Equity One, Inc. (the "Servicer") do hereby certify as follows:

     1. A review of the activities of the Servicer during the period from June 1, 1997 through November 30, 1997 and of its performance under the Agreement has been made under my supervision; and

     2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.

     IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of March 1998.

                                       EQUITY ONE, INC.

                                       /s/ Joseph Corvaia
                                       ----------------------------------
                                       Joseph Corvaia
                                       Vice President

JC/lv

cc: Stradley Ronon Stevens & Young, LLP
    2600 One Commerce Square
    Philadelphia, PA 19103-7098
    Attn: David Joseph, Esquire


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